Exhibit 5.1

July 23, 2026

Five Star Bancorp

3100 Zinfandel Drive, Suite 100

Rancho Cordova, California 95670

Ladies & Gentlemen:

We have acted as special counsel to Five Star Bancorp, a California corporation (the “Company”) and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale of 3,133,750 shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), pursuant to the registration statement on Form S-3 (File No. 333-293089) filed with the Securities and Exchange Commission (the “Commission”) on January 30, 2026 (the “Registration Statement”).

We have reviewed:

(i)	the Registration Statement; and

(ii)	the Underwriting Agreement, dated July 22, 2026, by and between the Company and Keefe, Bruyette & Woods, Inc., as representative of the several underwriters named therein (the “Underwriting Agreement”).

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that the Shares will be duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the California Corporations Code. We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Five Star Bancorp
July 23, 2026

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and the Shares, when duly issued and sold as contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We are members of the bar of the District of Columbia and the States of New York and California. We do not express any opinion herein on any laws other than the law of the State of California.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Shares, which is incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP